Exhibit 10.08

                               PURCHASE AGREEMENT

                             Earthwise Energy, Inc.

                                       and

                          Energy Partners International

                          (collectively, the "Sellers")

                                       and

                        Masch Branch Exploration, L.L.C.

                                  (the "Buyer")

                                January 13, 2011
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                               PURCHASE AGREEMENT
                                TABLE OF CONTENTS

Article 1     DEFINITIONS..................................................... 4

Article 2     PURCHASE OF PROPERTIES.......................................... 8
        2.1   Conveyance of Properties........................................ 8
        2.2   Limitations.....................................................10

Article 3     CONSIDERATION...................................................10
        3.1   Consideration...................................................10
        3.2   Cash Consideration Payment......................................10
        3.3   Delivery and Facilitation of Stock Consideration................10
        3.4   Consent to Allocation/Division of Consideration.................11

Article 4     ENVIRONMENTAL MATTERS...........................................11
        4.1   Presence of Wastes, NORM, Hazardous Substances and Asbestos.....11

Article 5     REPRESENTATIONS AND WARRANTIES OF SELLERS.......................11
        5.1   Organization; Authority; Enforceability.........................11
        5.2   No Conflict.....................................................12
        5.3   Consents and Preferential Rights................................12
        5.4   Litigation and Claims...........................................12
        5.5   Governmental Permits............................................12
        5.6   Contracts.......................................................12
        5.7   No Encumbrances.................................................12
        5.8   Current Commitments.............................................13
        5.9   Taxes...........................................................13
        5.10  Finder's Fees...................................................13
        5.11  No Adverse Environmental Conditions.............................13
        5.12  No Net Reduction of Interests...................................13

Article 6     REPRESENTATIONS AND WARRANTIES OF Buyer.........................14
        6.1   Organization; Authority; Enforceability.........................14
        6.2   No Conflicts....................................................14
        6.3   Finder's Fees...................................................14

Article 7     SPECIFIC COVENANTS OF the Parties...............................14
        7.1   Confidentiality.................................................14
        7.2   Escrow of Work-Over Reimbursement; AFE Restrictions.............15
        7.3   JV Resignation and JV Letter....................................16
        7.4   Change of Operator..............................................17
        7.5   Covenants of the Parties Regarding Scruggs Litigation...........17
        7.6   GGG Gathering Agreement.........................................18
        7.7   ETC Transportation Agreement....................................18
        7.8   Temco Marketing Agreement.......................................19
        7.9   GTO Discussions.................................................19

Article 8     CLOSING.........................................................20
        8.1   The Closing.....................................................20
        8.2   Closing Deliveries..............................................20

Article 9     ACCOUNTING MATTERS..............................................21
        9.1   Post-Closing Revenues and Expenses..............................21
        9.2   Accounting Software.............................................21

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        9.3   Bank Accounts...................................................22
        9.4   Severance Taxes, Refunds, and Expense Reimbursements Due to EEI.22
        9.5   Liability Exemption of Buyer....................................24

Article 10    CERTAIN POST-CLOSING COVENANTS..................................25
        10.1  Further Assurances..............................................25
        10.2  Delivery of Records by EEI......................................25

Article 11    INDEMNIFICATION.................................................25
        11.1  Sellers' Indemnity..............................................25
        11.2  Scope of Each Seller's Indemnity................................26
        11.3  Survival of Sellers' Representations and Warranties.............26
        11.4  Buyer's Indemnity...............................................26
        11.5  Limitations of Warranties on Personal Properties................26
        11.7  Convenants Running with the Land................................27

Article 12    TAXATION........................................................27
        12.1  Responsible Party...............................................27
        12.2  Transfer Taxes..................................................28
        12.3  Tax-Deferred Exchange Option....................................28
        12.4  Allocation of Values............................................28

Article 13    MISCELLANEOUS...................................................28
        13.1  Joint and Severally Liability of EEI............................28
        13.2  Notice..........................................................28
        13.3  Governing Law...................................................28
        13.4  Assignment......................................................29
        13.5  Entire Agreement; Amendments....................................29
        13.6  Construction....................................................29
        13.7  Severability....................................................30
        13.8  Binding Effect..................................................30
        13.9  Counterparts....................................................30
        13.10 Exercise of Rights; Waiver......................................30
        13.11 Expenses and Fees...............................................30
        13.12 Limitation on Damages...........................................30
        13.13 Conspicuousness.................................................30
        13.14 Disputes; Interpretation........................................30
        13.15 Attorney's Fees.................................................31
        13.16 Voluntary Agreement.............................................31

EXHIBITS:

Exhibit A            Properties
Exhibit B            Copy of the Lease
Exhibit C            Scruggs Resolution
Exhibit D            Subscription, Issuance Resolution and Authorization Letter
Exhibit E            GGG Gathering Agreement
Exhibit F            ETC Transportation Agreement
Exhibit G - Part 1   Form of Conveyance - EPI's Portion of the Properties
Exhibit G - Part 2   Form of Conveyance - EEI's Portion of the Properties
                     (excluding JV Interests)
Exhibit G - Part 3   Form of Conveyance - JV Interests
Exhibit H            Temco Marketing Agreement
Exhibit I            Form of Stipulation, Cross-Conveyance and Correction
                     Assignment
Exhibit J            Form of JV Letter and JV Ballot
Exhibit K            Form of Ratification of JOA and Amendments and Transfer of
                     Operator's Lien
Exhibit L            Form of Escrow Agreement
Exhibit M            Form of GGG Consent

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                               PURCHASE AGREEMENT

     This Purchase Agreement (this "AGREEMENT" or this "PA") is made and entered into on January ____, 2011, by and between Earthwise Energy, Inc., a Nevada corporation ("EEI") and Energy Partners International, a Texas Joint Venture Partnership ("EPI") (collectively, EEI and EPI may be referred to herein as "SELLERS") and Masch Branch Exploration, L.L.C., a Texas limited liability company (referred to herein as "BUYER"). Each party to this Agreement may be referred to herein as a "PARTY" and collectively, as the "PARTIES".

     WHEREAS, each Seller desires to convey to Buyer, and Buyer desires to receive from each Seller, the "PROPERTIES" (as defined hereinafter) on the terms and conditions set forth herein;

     NOW, THEREFORE, based on and in consideration of the mutual covenants and agreements contained herein, the Parties agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

     To the extent not defined elsewhere in this Agreement, the following definitions apply:

     "ADVERSE ENVIRONMENTAL CONDITION" means any contamination or condition exceeding regulatory limits and not otherwise permitted or authorized by permit or law, resulting from any discharge, release, production, storage, treatment, seepage, escape, leakage, emission, emptying, leaching or any other activities on, in or from the Lease or the Properties, of any wastes, pollutants, contaminants, hazardous materials or other materials or substances subject to regulation relating to the protection of the environment that require remediation based upon the condition of the Properties at the Effective Time pursuant to any current federal, state or local laws or statutes, including the Environmental Laws.

     "AFFILIATE" means any Person which (a) controls or is controlled by, either directly or indirectly, a Party or (b) is directly or indirectly controlled by a Person which directly or indirectly controls such Party, for which purpose "control" means the right to exercise more than fifty percent (50%) of the voting rights in the appointment of the directors or similar representation of a Person.

     "BUYER  GROUP"  means  Buyer,   its  Affiliates,   and  its  (and/or  their
respective)  employees,   officers,   directors,   agents,  contract  operators,
consultants, members and representatives.

     "CLAIM" means any and all claims, demands, suits, causes of action, losses, damages, liabilities, fines, penalties, costs and expenses (including attorneys' fees and costs of litigation, arbitration and settlements), whether known or unknown.

     "CLOSING" has the meaning given in Article 8 hereof.

     "CLOSING DATE" means the time and date of the Closing, as set forth in this Agreement.

     "CONTRACTS" shall have the meaning given for such term, as set forth in the form of the Conveyances attached hereto as Exhibit "G" - Part 1 and Exhibit "G"
- Part 2.

     "DEBT   INSTRUMENT"  means  any  indenture,   mortgage,   loan,  credit  or
sale-leaseback or similar financial contract.

     "EFFECTIVE TIME" means 11:59 p.m. CST on December 31, 2010.

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     "ENVIRONMENTAL  LAWS" means all applicable  Laws and/or  regulations of any
Governmental Authority concerning or relating to (a) prevention of pollution or environmental damage, (b) removal or remediation of pollution or environmental damage, or (c) protection of the environment or health or safety, including, but not limited to, the Clean Air Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Water Pollution Control Act, the Safe Drinking Water Act, the Toxic Substance Control Act, the Hazardous and Solid Waste Amendments Act of 1984, the Superfund Amendments and Reauthorization Act of 1986, the Hazardous Materials Transportation Act, the Clean Water Act, the National Environmental Policy Act, the Endangered Species Act, the Fish and Wildlife Coordination Act, the National Historic Preservation Act and the Oil Pollution Act of 1990, as such laws may be amended from time to time.

     "GATHERING SYSTEM" means, generally, that certain system of pipes and equipment owned by Gaedeke Gulftex Gathering, LLC ("GGG") that is commonly known as the Copper Canyon Gathering System ("CCGS"), including (i) those certain four gas lines that run from the gas meter at the tank battery on each of four oil and gas wells, the Foster #1-H, the McClendon #1-H, the McClendon #2-H, and the Scruggs #1-H wells, to a common connection point ("CCP") located within the drilling unit of the Foster #1-H well (generally referred to herein as the "FOSTER Lease"), (ii) certain common equipment, including, but not limited to, an inline compressor and secondary water separator installed on the Foster Lease after the CCP (the "COMPRESSOR AND COMMON EQUIPMENT"), and (iii) a common gas transmission line running from the common compressor to a conduit junction at a common delivery point ("CDP") connecting the CCGS to a separate, third party gas line on the Foster Lease (the "ETC LINE") for continued transmission thereafter pursuant to that certain contract dated July 1, 2007 (the "ETC TRANSPORTATION AGREEMENT") by and between GTO and ETC Texas Pipeline, Ltd. ("ETC") under which EEI has replaced GTO as the "shipper" therein; and specifically with regard to the Well, "GATHERING SYSTEM" means the gas line that runs from the gas meter at the tank battery on the Well through the Easement owned by GGG on the Lease and which then continues off the Lease and on to its connection at the CCP on the Foster Lease.

     "GATHERING CONTRACT" means that certain gas gathering agreement, dated September 1, 2007 and now owned by GGG, a copy of which is attached as Exhibit "E", which designated GTO as the "shipper" of gas from the Well and Gulftex Gathering, LP ("GTG") as the "Gatherer" therein, as differentiated from the ETC Transportation Agreement, which designates GTO as the "Shipper" and ETC as the "Gatherer" therein;

     "GOVERNMENTAL AUTHORITY" means any federal, state, local, municipal, tribal or other government, any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, or any court or government tribunal.

     "GULFTEX OPERATING, INC." or "GTO" means that certain Texas corporation, whose address is 3030 LBJ Freeway, Suite 1320, Dallas, Texas 75234 and which is known by and to Buyer and each Seller as the Person that, based on information and belief, (a) obtained the Lease from the Originators, (b) drilled the Well and was the first operator of the Well, (c) constructed, or caused to be constructed, the Gathering System, (d) originally formed the JV and was the first manager of the JV, and (e) assigned the Properties to each Seller.

     "HYDROCARBONS" means crude oil, natural gas, natural gas liquids, casinghead gas, distillate, plant products, condensate, related hydrocarbons and associated substances (including carbon dioxide) and all other minerals of every kind and character which may be covered by, produced from, or included in relation to the Properties.

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     "JOA" means that certain Joint Operating  Agreement,  dated August 5, 2006, originally executed by GTO, as operator therein, and Philip R. Rice and Mid-Continent Geological, Inc., as the non-operators therein, including all exhibits attached thereto and all subsequent modifications and/or amendments to same (of which Buyer has received a copy or which has been manifested in the real property records in Denton County, Texas), as made thereafter, all of which are deemed to be incorporated into this Agreement in their entirety by reference.

     "JV" means that certain Texas Joint Venture partnership known as the Scruggs #1-H Joint Venture, which was originally formed and managed by GTO and which is currently managed by EEI.

     "JV AGREEMENT" means that certain written Scruggs #1-H Joint Venture Agreement, effective December 12, 2005, between and amongst each of the partners acceding to ownership of a percentage of the JV partnership interests through their admission into the JV, as a general partner therein, at any time subsequent to the JV's original formation and organization by GTO.

     "JV INTERESTS" means that certain partnership interest in the Scruggs #1-H Joint Venture owned by EEI, constituting a 2.383388% partnership interest in the JV, which is equivalent to a 1.000% working interest (0.750% net revenue interest) in the Well.

     "LAWS" means any and all laws, statutes, codes, ordinances, permits, licenses, authorizations, agreements, decrees, writs, orders, judgments, principles of common law, rules or regulations (including, for the avoidance of doubt, Environmental Laws) that are promulgated, issued or enacted by a Governmental Authority having jurisdiction.

     "LEASE" means that certain Oil and Gas Lease executed by Michael and Melanie Scruggs (the "SCRUGGS"), as Lessors therein, and Mid-Continent Geological, Inc., as Lessee therein, effective as of August 1, 2004, including all extensions, amendments and ratifications thereof, a true and correct copy of which is shown as Exhibit "B", which is attached hereto and made a part hereof, and a memorandum of said original Lease being recorded as Instrument #2004-124797, Official Records of Denton County, Texas, with a duplicate version of said memorandum being subsequently recorded as Instrument #2004-146829, Official Records of Denton County, Texas (both memoranda referring to the same and singular Lease).

     "NET REDUCTION OF INTERESTS" means (a) a reduction of either Seller's Net Revenue Interest in one or more of the Properties described in Exhibit "A", which is attached hereto and made a part hereof, at any time during the productive life thereof resulting from an occurrence prior to the Effective Time or a contractual obligation in existence prior to the Effective Time, below the Net Revenue Interest for such Properties, as set forth in Exhibit "A", or (b) an increase of either Seller's Working Interest in a one or more of the Properties described in Exhibit "A" at any time during the productive life or abandonment thereof resulting from an occurrence prior to the Effective Time or a contractual obligation in existence prior to the Effective Time, to more than the Working Interest for such Properties, as set forth in Exhibit "A".

     "NET REVENUE INTEREST" means each Seller's interest in and to all production of Hydrocarbons saved, produced and sold from any of the Properties, as such interest(s) is/are described in Exhibit "A".

     "NORM" means naturally occurring radioactive material.

     "OPERATIVE  DOCUMENTS"  means  those  documents  listed or  referred  to in
Section 8.2 or otherwise delivered at or after the Closing, in each case to the extent executed and delivered by a Party.

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     "ORIGINATORS"  means  Mid-Continent  Geological,   Inc.,  the  Person  that
originally acquired the Lease from the Scruggs (in conjunction and/or concert with Philip R. Rice who, while not a lessee under the Lease, is included in this definition of the term "Originators", as one of the Originators of the Lease).

     "PARTY" means Buyer or either Seller, as the case may be, and "PARTIES" means all of them.

     "PERMITTED ENCUMBRANCES" means:

     (a) Royalties, overriding royalties, sliding scale royalties, production payments, reversionary interests, convertible interests, net profits interests and similar burdens if the cumulative effect of the burdens does not operate as a Net Reduction of Interests;

     (b) Division orders, natural gas marketing agreements (to the extent disclosed and assumed hereunder), and the Contracts;

     (c) Preferential rights to purchase one or more of the Properties and similar contractual provisions and required third party consents to assignment (of the Lease and operations of the Well) that either have been waived or obtained prior to Closing or are customarily obtained post-Closing;

     (d) Materialman's, mechanic's, repairman's, employee's, contractor's, operator's, tax, assessment and other similar liens or charges arising in the ordinary course of business for pre-Closing obligations (i) that are not delinquent or (ii) that if delinquent, are being contested in good faith and for which each Seller hereby agrees to indemnify Buyer subsequent to Closing;

     (e) Easements, rights-of-way, servitudes, permits, surface leases, and other rights in respect of surface operations that do not individually or in the aggregate materially interfere with the use and operation of any of such Properties affected thereby for the purpose for which such Properties are currently used;

     (f) Each of the Contracts (except for any terms or provisions thereof that are not usual and customary for agreements of such nature covering Hydrocarbon properties and operations similar to the Properties and current operation thereof); provided, however, that the effect of any such items does not and will not operate as a Net Reduction of Interests;

     (g) The Operator's liens (if any) as provided for under the JOA (which is being assigned to Buyer hereunder), whether perfected by recordation of a written notice thereof in the records of Denton County, Texas or otherwise, either before or after Closing, or any such Operator's lien(s) reflected or established in a replacement, amendment or new joint operating agreement (if any) between and amongst the WI owners of the Lease post-Closing; and

     (h)  Each of the liens, encumbrances, or other obligagtions of the Scruggs.

     "PERSON" means an individual, group, partnership, corporation, trust or other entity, including Governmental Authorities.

     "PROPERTIES" has the meaning given in Article 2 hereof and as more specifically described in Exhibit "A" attached hereto.

     "PROPERTY TAXES" means all federal, state or local taxes, assessments, levies or other charges, which are imposed upon the Properties by any applicable

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governing  or  educational  body,  including  (but not  limited  to) ad valorem, property, school, documentary or stamp, as well as any interest, penalties and fines assessed or due in respect of any such taxes, whether disputed or not.

     "RECORDS" means, to the extent in the possession of either Seller or which either Seller has the right to obtain, copies of books and records, files, records, data, correspondence, studies, surveys, reports, Hydrocarbon sales contract files, gas processing files, geologic, proprietary geophysical and seismic data (including raw data and any interpretative data or information relating to such geologic, geophysical and seismic data) and other data (in each case whether in written or electronic format) and relating to the operation of the Properties, including all title records, prospect information, title opinions, title insurance reports, abstracts, property ownership reports, customer lists, supplier lists, sales materials, well logs, well tests, maps, engineering data and reports, health, environmental and safety information and records, third-party licenses, accounting and financial records, operational records, reserve estimates and economic estimates; production and processing records, division order, lease, land and right-of-way files, accounting files, tax records (other than income tax), and contract files. Notwithstanding the foregoing, "RECORDS" shall not include any of the foregoing to the extent that such information cannot be disclosed without consent under the terms of existing Contracts but only to the extent either Seller has requested such consent and such consent has not been obtained.

     "SELLER GROUP" means each Seller and its/their Affiliates, and its and their respective employees, officers, directors, partners, contract operators, agents, consultants and representatives.

     "SEVERANCE TAXES" means all federal, state or local taxes, assessments, levies or other charges, which are imposed upon production from the Properties, including excise taxes on production, severance or gross production, as well as any interest, penalties and fines assessed or due in respect of any such taxes, whether disputed or not.

     "TAXES" mean any and all taxes, levies or other like assessments, including but not limited to income tax, franchise tax, profits tax, windfall profits tax, surtax, gross receipts tax, capital gains tax, remittance tax, withholding tax, sales tax, use tax, value added tax, goods and services tax, presumptive tax, net worth tax, special contribution, production tax, pipeline transportation tax, severance tax, excise tax, ad valorem tax, property tax (real, personal or intangible), inventory tax, transfer tax, premium tax, environmental tax (including taxes under Section 59A of the Code), customs duty, stamp tax or duty, capital stock tax, franchise tax, margin tax, occupation tax, payroll tax, employment tax, social security tax, unemployment tax, disability tax, alternative or add-on minimum tax, estimated tax, and any similar tax or assessment imposed by any Governmental Authority or other taxing authority, together with any interest, fine or penalty, or addition thereto, whether disputed or not.

     "TRIO" means Trio Consulting and Management, LLC of Wichita Falls, Texas, the operator-of-record heretofore engaged by contract with EEI to operate the Well on the Lease.

     "WELL" means the Scruggs #1-H well (API #42-121-32726) located on the Lease.

     "WORKING INTEREST(S)" or "WI" means the percentage of costs and expenses associated with the exploration, drilling, development, operation and abandonment of the Well and any well on the Lease (and the associated obligation to pay the same).

                                    ARTICLE 2
                             PURCHASE OF PROPERTIES

2.1 CONVEYANCE OF PROPERTIES. Subject to the terms and conditions of this Agreement, each Seller agrees to assign, convey, and deliver to Buyer, and Buyer agrees to acquire and take receipt from each Seller at the Closing the

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"PROPERTIES," meaning each such Seller's respective right, title and interest in and to the following:

     2.1.1. The Lease and all of the lands covered by the Lease ("LANDS"), together with corresponding surface and subsurface rights in and to all the property and rights incident thereto, including all rights in any pooled or unitized or communitized acreage by virtue of the Lands being a part thereof ("UNITS"); all production from Units allocated to any such Lands; and all reversionary interests, carried interests, options, convertible interests and net profits interests attributable thereto, together with all rights that arise by operation of Law or otherwise in all properties and land unitized, communitized or pooled with the Lands;

     2.1.2. All easements, rights-of-way, servitudes, licenses, authorizations, permits, and similar surface and other rights and interests applicable to, or used or useful in connection with, any or all of the Lease, the Lands and Units (the "EASEMENTS");

     2.1.3. All producing, non-producing, shut-in and other well bores including Hydrocarbon wells, disposal wells, injection wells, observations wells, and co-op wells located on the Lease, the Lands and Units, including the Well and the pro-ration units associated therewith;

     2.1.4. All pipelines, plants, gathering and processing systems, platforms, buildings, compressors, machinery, tools, utility lines, all computer and automation equipment (including rental or leasing agreements for any of same) located on Lease, the Lands and Units, equipment, fixtures, and improvements and other appurtenances, on or to, the Lease, the Lands and Units, insofar as they are used or were obtained in connection with the ownership, operation, maintenance or repair of the Lease, the Lands and Units or relate to the production, treatment, sale, or disposal of Hydrocarbons or water produced from the Lease, the Lands and Units or attributable thereto, exclusive of the Gathering System but inclusive of each Seller's connections and connective equipment thereto (the "FACILITIES"); ----------

     2.1.5. All Hydrocarbons (or the proceeds from the sale of Hydrocarbons) (a) produced after the Effective Time or (b) located, as of the Effective Time, in pipelines or in tanks above the pipeline sales connection, in each case, attributable to the Lease, the Lands and Units;

     2.1.6. The Contracts;

     2.1.7. All unitization, communitization and pooling declarations, orders and agreements to the extent they relate to the Lease, the Lands and Units, or the production of Hydrocarbons therefrom;

     2.1.8. All environmental and other governmental (whether federal, state, local or tribal) certificates, consents, permits, licenses, orders, authorizations, franchises and related instruments or rights relating to the ownership, operation or use of the Lease, the Lands, Units and the Facilities (the "PERMITS");

     2.1.9. All royalties, sliding scale royalties, shut in royalties, rights to royalties in kind or other interests, including Working Interests and JV partnership interests, in production of Hydrocarbons from the Lease, the Lands and Units;

     2.1.10. All Records of each Seller used or held for use primarily in connection with the Lease, the Lands, Units and the Facilities and the production of Hydrocarbons from the Lease, the Lands and Units.

2.2 LIMITATIONS. All of the rights, titles, and interests in and to the real and personal properties described in Sections 2.1.1 through 2.1.10, subject to the limitations and terms expressly set forth herein and in Exhibit "A", as more particularly described in the forms of conveyance shown in Exhibit "G" - Part 1, Exhibit "G" - Part 2, and Exhibit "G" - Part 3 attached hereto, are individually and collectively referred to hereinafter, without distinction, as the "PROPERTIES".

                                    ARTICLE 3
                                  CONSIDERATION

3.1 CONSIDERATION. Consideration for the Properties hereunder shall be in the form of cash and third party stock, as more completely set forth herein. The total cash consideration shall be delivered by Buyer for EPI's interests in the Properties in the amount of Two Hundred Fifty Thousand and No/100 U.S. Dollars ($250,000.00) (the "CASH CONSIDERATION"). The stock consideration shall be delivered by Buyer for EEI's interests in the Properties in the amount of FIVE MILLION (5,000,000) shares (par value $0.001) of common stock of Topaz Resources, Inc., a publicly-traded Florida corporation organized under the laws of the State of Florida ("TOPAZ") (OTCBB: TOPZ), deliverable as set forth below (the "STOCK CONSIDERATION").

3.2 CASH CONSIDERATION PAYMENT. The Parties agree that the Cash Consideration will be payable in its entirety from Buyer to EPI at Closing.

3.3 DELIVERY AND FACILITATION OF STOCK CONSIDERATION. The Stock Consideration shall be deliverable and payable to EEI at Closing as follows: Buyer warrants and represents to EEI that Buyer has arranged for and contracted with Topaz, for independent consideration, for the delivery to Buyer's credit (and Buyer's subsequent delivery to EEI at Closing hereunder) of a written subscription agreement (the "SUBSCRIPTION") for the Stock Consideration, which EEI (and Topaz, in advance of the Closing) will execute in duplicate, original format at Closing, accompanied by a written resolution of Topaz's board of directors (the "ISSUANCE RESOLUTION") approving the issuance of the subject Topaz shares and, in addition, an authorization letter (the "AUTHORIZATION LETTER"), executed by a properly authorized Topaz officer, instructing Topaz's stock registration agent (the "AGENT") to immediately issue and deliver the Stock Consideration shares in EEI's name. True and correct copies of the forms of the Subscription, Issuance Resolution, and Authorization Letter are attached hereto as Exhibit "D" and made a part hereof. EEI's receipt of the certificate for the Stock Consideration shares following the Closing shall be requisite for the title to EEI's ownership or interest(s) in the Properties to vest with Buyer hereunder. The Parties agree to communicate and cooperate to the extent possible to (a) facilitate the certificate's delivery as soon as practicable after Closing, and (b) afford all Parties notice of EEI's physical receipt of such certificate. EEI understands that the subject Stock Consideration shares are not registered under the Securities Exchange Act of 1933, as amended (the "ACT"), on the grounds that the issuance of securities in relation to this Agreement is exempt from registration under the Act. EEI further understands that the shares comprising the Stock Consideration may not be sold, transferred or otherwise disposed of without registration under the Act or an exemption therefrom, and that said shares may not be sold pursuant to Rule 144 promulgated under the Act unless all of the conditions of that Rule are met or established. When issued by the Agent in the name of "Earthwise Energy, Inc." in accordance with this Agreement, the said shares shall be validly issued, as fully paid and nonassessable and shall be free and clear of all liens imposed by or through Buyer, the Agent, and/or

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
Topaz; and neither the issuance nor the delivery of the said Stock Consideration shares is subject to any preemptive or any similar right of any stockholder of Topaz or of any other Person.

3.4 CONSENT TO ALLOCATION/DIVISION OF CONSIDERATION. EEI and EPI, by their execution hereof, agree and consent to the division of the Cash Consideration and the Stock Consideration between and amongst themselves, as set forth in this
Article 3. Such division and any net reductions of the Cash Purchase Price (a) shall not otherwise serve to compromise or alter the effectiveness of this Agreement, and (b) is the product of an election and division promulgated by Sellers amongst themselves (and has not been determined by Buyer). The division or allocation of the Cash Consideration and Stock Consideration herein between and among EEI and EPI shall not otherwise serve in any manner to divide or separate this Agreement into distinct transactions or agreements between Buyer and each Seller.

                                    ARTICLE 4
                              ENVIRONMENTAL MATTERS

4.1 PRESENCE OF WASTES, NORM, HAZARDOUS SUBSTANCES AND ASBESTOS. BUYER ACKNOWLEDGES THAT THE PROPERTIES HAVE BEEN USED TO EXPLORE FOR, DEVELOP AND PRODUCE HYDROCARBONS, AND THAT SPILLS OF WASTES, CRUDE OIL, PRODUCED WATER, HAZARDOUS SUBSTANCES AND OTHER MATERIALS MAY HAVE OCCURRED THEREON. ADDITIONALLY, THE PROPERTIES, INCLUDING PRODUCTION EQUIPMENT, MAY CONTAIN ASBESTOS, HAZARDOUS SUBSTANCES OR NORM. NORM MAY AFFIX OR ATTACH ITSELF TO THE INSIDE OF WELLS, MATERIALS AND EQUIPMENT AS SCALE OR IN OTHER FORMS, AND NORM-CONTAINING MATERIAL MAY HAVE BEEN BURIED OR OTHERWISE DISPOSED OF ON THE PROPERTIES. A HEALTH HAZARD MAY EXIST IN CONNECTION WITH THE PROPERTIES BY REASON THEREOF. SPECIAL PROCEDURES MAY BE REQUIRED FOR REMEDIATION, REMOVING, TRANSPORTING AND DISPOSING OF ASBESTOS, NORM, HAZARDOUS SUBSTANCES AND OTHER MATERIALS FROM THE PROPERTY. Notwithstanding the foregoing acknowledgment(s), Buyer's purchase of the Properties hereunder does not otherwise serve to waive or diminish (a) Sellers' representations and warranties herein concerning Adverse Environmental Conditions, or (b) Sellers' indemnification from claims, demands, costs and damages resulting from operations and production activities undertaken prior to the Effective Time, in whole or in part, subject to Section
11.2 hereof.

                                    ARTICLE 5
                    REPRESENTATIONS AND WARRANTIES OF SELLERS

     Each Seller represents and warrants to Buyer that each statement made in this Article 5 is true and correct as of the date of this Agreement and will be true and correct as of the Closing Date.

5.1 ORGANIZATION; AUTHORITY; ENFORCEABILITY. EEI is a corporation, duly organized, validly existing, and in good standing under the laws of the State of Nevada. EPI is a Texas Joint Venture partnership managed by EEI, duly organized, validly existing, and in good standing under the laws of the State of Texas. EEI and EPI are duly qualified to do business in each other jurisdiction in which the conduct of its respective business or ownership or leasing of its respective properties makes such qualification or registration necessary. Each Seller has all requisite power and authority to execute and deliver this Agreement and the Operative Documents to which it is a party, to consummate the transactions contemplated by this Agreement and the Operative Documents to which it is a party and to perform all of its obligations under this Agreement and the Operative Documents to which it is a party. This Agreement and each Operative Document have been duly executed and delivered on behalf of each Seller, respectively, and constitute a legal, valid and binding obligation of such Seller, enforceable against it in accordance with its and their respective terms, except as limited by bankruptcy or other similar Laws applicable generally to creditors' rights and as limited by general equitable principles.

5.2 NO CONFLICT. Each Seller's execution and delivery of this Agreement and the Operative Documents to which it is a party and the consummation of the transactions contemplated by this Agreement or such Operative Documents by it will not (a) conflict with or result in a violation of or a default under (i) any provision of any Laws applicable to such Seller, (except for consents and approvals of Governmental Authorities customarily obtained subsequent to transfer); (ii) any Debt Instrument to which such Seller is a party or by which such Seller is bound; (iii) any order, judgment or decree of any Governmental Authority; or (b) create any lien or encumbrance upon one or more of the Properties other than a Permitted Encumbrance.

5.3 CONSENTS AND PREFERENTIAL RIGHTS. Other than those consents expressly contemplated in this Agreement as being obtained at or after Closing, there are no preferential rights to purchase, options to purchase, areas of mutual interest agreements, or consents to assign affecting the Properties, except for consents and approvals of Governmental Authorities customarily obtained subsequent to transfer. Any consent(s) or third party approval(s) required under one or more of the Contracts for a transfer or assignment from Sellers to Buyer shall be secured in writing and provided to Buyer as a condition(s) of Closing hereunder.

5.4 LITIGATION AND CLAIMS. Except as otherwise disclosed herein, there is no suit, action, demand, proceeding, lawsuit or other litigation pending or, to Sellers' knowledge, threatened against either Seller with respect to the Properties. There are no third party claims, disputes pending or, to Sellers' knowledge, threatened against either Seller that would prevent the consummation of the transactions contemplated by this Agreement or the performance of its obligations hereunder.

5.5 GOVERNMENTAL PERMITS. Each Seller has obtained and is in compliance with all Permits of Governmental Authorities required to own or use the Properties; all such Permits are in full force and effect; and no violations exist under such Permits. No proceeding is pending or, to Sellers' knowledge, threatened relating to the challenging, revocation or limitation of any such Permits.

5.6 CONTRACTS. Except as will be resolved by the Operative Documents, neither Seller is, nor to Sellers' knowledge is any other party, in breach or default under, or learned of the occurrence of any event that, with notice, would constitute a breach or default under, any of the Contracts, the Lease, or the Easements. Each of the Contracts, Lease, and Easements are in full force and effect (except, in the case of Easements, where any failure to be in full force and effect would not materially interfere with or prevent operations as currently conducted on whichever Properties are related thereto) and have not been modified or amended in any material respect. Prior to or in conjunction with the execution of this Agreement, EEI furnished to Buyer true and complete copies of each Contract, the Lease, and the Easements and all amendments thereto, and has otherwise made full disclosure to Buyer of all agreements, obligations and documents known to EEI that affect, burden or relate to the Properties being conveyed to Buyer hereunder.

5.7 NO ENCUMBRANCES. Other than the Permitted Encumbrances, there are (i) no liens, mortgages, security interests, or deeds of trust, or any other encumbrances burdening the Properties arising by, through or under either Seller or Trio since September 1, 2008 or to either Seller's knowledge, prior to September 1, 2008, and, (ii) to either Seller's knowledge and/or except as related  to  amounts  owed to EEI by the JV,  none  which (a)  exist but  remain unperfected of record, regardless of source, and (b) constitute liens, encumbrances or related burdens arising from any other party's actions or inactions which impact or burden the Properties.

5.8 CURRENT COMMITMENTS. They Parties acknowledge and agree that, as of the Closing Date, there are no authorizations for expenditures for any drilling operations or capital expenditures applicable to the Properties that have been proposed by any Person and that have not been completed prior to the Effective Time.

5.9 TAXES. All Property Taxes and Severance Taxes that are due have been timely paid or are being contested in good faith. Each Seller has timely filed or caused to be timely filed all Tax returns, reports, statements and similar filings required by applicable Law with respect to the Properties due on or prior to the Closing Date. There are no extensions or waivers of any statute of limitations with respect to such Taxes or Tax liens burdening the Properties except for liens for current Taxes not yet due and payable. Other than the JV Interests or as otherwise disclosed herein, none of the Properties are subject to tax partnership reporting requirements under applicable provisions of the Internal Revenue Code of 1986, as amended (the "CODE"). In the event any of the Properties is the subject of tax partnership reporting requirements, each Seller will use its commercially reasonable efforts to effect a ss.754 election with respect any such tax partnerships. Sellers further represent and warrant that all tax returns and/or filings attributable to or due from the JV for each tax year prior to the Effective Time have been heretofore timely filed and an IRS Form K-1 for each such tax year has been made and distributed to each JV partner. Further, in the event Buyer is ultimately named as Managing Venturer of the JV and, as such, Buyer becomes responsible for the preparation of a 2010 (or other) tax return for the JV, Sellers have delivered (or will deliver in a timely manner) all necessary and included information and data reasonably required to fully and lawfully complete such return(s) (the "JV Returns"). Notwithstanding anything contained in this Agreement to the contrary, EEI agrees to use commercially reasonable efforts to provide Buyer with support and assistance, at the cost of the JV, to appropriately prepare any needed JV Returns covering any or all of the periods prior to the Effective Time (upon the reasonable request of Buyer).

5.10 FINDER'S FEES. No Seller has incurred any liability, contingent or otherwise, for any brokers' or finders' fees with respect to any transaction or other matter contemplated in this Agreement for which Buyer will have any responsibility whatsoever. Neither Sellers nor Sellers' principals have entered into any known external, additional or "side" agreement(s) with a principal or representative of Buyer involving consideration or the sharing of considerations arising out of transactions contemplated by this Agreement.

5.11 NO ADVERSE ENVIRONMENTAL CONDITIONS. As of the Effective Time, there are no pending written claims, actions or proceedings by any third party or Governmental Authority caused by or arising out of any Adverse Environmental Condition pending with regard to the ownership or operation of the Properties and there are no Adverse Environmental Conditions presently existing or otherwise under remediation with respect to the Properties.

5.12 NO NET REDUCTION OF INTERESTS. As of the Effective Time, to Sellers' reasonable knowledge, information and belief, there are no pending or imminent Net Reduction of Interests with respect to the Properties.

                                    ARTICLE 6
                     REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to each Seller that each of the statements made in this Article 6 is true and correct as of the date of this Agreement and will be true and correct as of the Closing Date.

6.1 ORGANIZATION; AUTHORITY; ENFORCEABILITY. Buyer is a limited liability company, duly organized, validly existing and in good standing under the laws of Texas. Buyer is in good standing and duly qualified to do business in each other jurisdiction in which the conduct of its business or ownership or leasing of its properties makes such qualification or registration necessary. Buyer has all requisite power and authority to execute and deliver this Agreement and the Operative Documents to which it is a party, to consummate the transactions contemplated by this Agreement and the Operative Documents to which it is a party and to perform all of its obligations under this Agreement and the Operative Documents to which it is a party. This Agreement has been duly executed and delivered on behalf of Buyer and constitutes (and the Operative Documents to which it is a party, when executed and delivered at Closing, will constitute) a legal, valid and binding obligation of Buyer, enforceable against it in accordance with its and their respective terms, except as limited by bankruptcy or other similar Laws applicable generally to creditors' rights and as limited by general equitable principles.

6.2 NO CONFLICTS. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor the compliance with the terms hereof will result in any default under any material agreement or instrument to which Buyer is a party (including its bylaws and governing documents), or violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer or any of its properties, except for consents and approvals of Governmental Authorities customarily obtained subsequent to transfer.

6.3 FINDER'S FEES. Buyer has not incurred any liability, contingent or otherwise, for brokers' or finders' fees with respect to any transaction or other matter contemplated in this Agreement for which either Seller will have any responsibility whatsoever. Neither Buyer nor Buyer's principals have entered into any known external, additional or "side" agreement(s) with a principal or representative of Sellers (or either of them) involving consideration or the sharing of considerations arising out of transactions contemplated by this Agreement.

                                    ARTICLE 7
                        SPECIFIC COVENANTS OF THE PARTIES

7.1 CONFIDENTIALITY. All matters in this Agreement are confidential. After the Closing, each Party will maintain as confidential, for the benefit of each of the other Parties, the existence of this Agreement, the matters contemplated hereunder, and all matters related to the Properties. No Party may disclose information regarding this Agreement or any document referenced herein to anyone without the written consent of all Parties, subject to the following exceptions:

     7.1.1. Information that becomes available to the public, other than through the act or omission of any Party hereto or its/their respective Affiliates or any of its/their representatives, shall not be subject to this Section 7.1;

     7.1.2. Each Party shall be entitled to disclose any information subject to this Section 7.1 that is required to be disclosed by such Party or, in the case of Buyer, required of any member of the Buyer Group (i) under applicable Law, inclusive of legal requirements of publicly-traded companies, (ii) pursuant to stock exchange regulations, or (iii) in response to inquiry by a regulatory or governmental agency, so long as such Party gives prompt written notice to the other Parties and only discloses information that, in the opinion of the disclosing Party's legal counsel, is required to be disclosed and the disclosing Party uses its commercially reasonable efforts to ensure further confidential treatment of the information so disclosed; and

     7.1.3. Each Party shall be entitled to disclose, without notice to any other Party, any information subject to this Section 7.1 that is required to be disclosed (i) to a Party's accountants or legal advisors, (ii) by EEI in its disclosures of information to its shareholders, principals, or employees or by EEI in its disclosures of information to any partner in the JV or any interest owner in the Well, (iii) by Buyer or its Affiliates in its/their disclosures of information to its members, shareholders, principals, or employees, or by Buyer in its disclosures of information to any partner in the JV or any interest owner in the Well, or (iv) by either Party, after the Closing, in order to enforce this Agreement.

     7.1.4Notwithstanding  anything to the contrary herein,  in the absence of a legal requirement (and as disclosed to Buyer by Sellers in advance thereof) or a disclosure exception, as specified in this Section 7.1, the Parties agree to maintain express confidentiality as to considerations, in both amount and format, which Sellers are receiving from Buyer hereunder for each and every component of the Properties.

7.2 ESCROW OF WORK-OVER REIMBURSEMENT; AFE RESTRICTIONS. The Parties acknowledge and agree that, pursuant to that certain written agreement by and between EEI et al and GTO et al, dated February 11, 2010 (the "2010 SETTLEMENT"), GTO is obligated to reimburse the first $70,000 in costs to do the work-over on the Well (the "REIMBURSEMENT"). As part and parcel to this Agreement, EEI and Buyer are executing that certain written Escrow and Work-Over Cooperation/Disclosure Agreement ("ESCROW AGREEMENT") and agree that the provisions therein are integrated into this Agreement, a copy of which Escrow Agreement is attached as Exhibit "L", in order to (among other things) partially guarantee GTO's timely payment of the Reimbursement, wherein (among other things) EEI is escrowing $70,000.00 with S. Rand Stinnett, Esquire (the "ESCROW"). In conjunction with EEI's escrow commitment thereunder, Buyer further agrees that it shall not issue an AFE cash call notice to any WI owners in the Well prior to the expiration of thirty (30) calendar days after the date of the "First Reimbursement Call" (as such term is defined in the Escrow Agreement) (the "AFE ISSUANCE DATE"). If GTO has paid the Reimbursement (or portions thereof) as of the AFE Issuance Date, Buyer agrees it will credit such amounts proportionately to the accounts of all WI owners prior to the delivery of the final AFE to the subject WI owners. However, if any portion of EEI's funds in the Escrow has been released to Buyer as of the AFE Issuance Date, Buyer agrees it will not credit any of such released amounts to any WI owner and will not deduct such released amounts from the AFE prior to the delivery of the final AFE to the WI owners. Notwithstanding the foregoing, the Parties agree that it is their intention that MBE receive the full benefit of the Reimbursement, whether obtained as (a) funds paid by GTO,
(b) release(s) of all or portions of EEI's funds from the Escrow, or (c) some combination thereof. However, the Parties do not intend for the Escrow to provide the potential for a windfall to MBE above the $70,000 total of the Reimbursement. Therefore, if MBE receives any payments at any time from GTO for which any of EEI's funds from the Escrow have already been released to, and received by, MBE prior to such payments or if MBE receives any AFE payments from any WI owners related to amounts for AFE charges for which any of EEI's funds from the Escrow have already been released to, and received by, MBE prior to such payments, then if the total of such payments, when taken together with the amount of EEI's funds released from the Escrow and received by MBE, is an aggregate amount that is greater than $70,000, MBE agrees to promptly refund to EEI all amounts in excess of the $70,000 Reimbursement.

7.3 JV RESIGNATION AND JV LETTER. EEI now serves as "Managing Venturer" of the JV and agrees to resign as Managing Venturer of the JV (the "RESIGNATION") effective upon the later of the AFE Issuance Date or the date of the proper election and installation of a new Managing Venturer for the JV (the "EFFECTIVE RESIGNATION DATE"), a JV vote pertaining to which shall occur as soon as possible after the Closing (the "JV VOTE"). Further, EEI agrees to undertake such actions as are required by the JV Agreement to facilitate such election and installation of a new Managing Venturer, including, but not limited to, the transmittal of a letter to all JV partners (the "JV LETTER"), accompanied by a written ballot (the "JV BALLOT") within ten (10) calendar days after the Closing (if not sooner), which supports and endorses Buyer's nomination as substitute Managing Venturer, the form of such JV Letter and JV Ballot being hereby approved by Buyer and attached hereto as Exhibit "J" and incorporated herein by this reference. The JV Letter and JV Ballot (and all other post-Closing correspondence and enclosures, if any) to be sent by EEI to any of the partners in the JV relating to business matters of the JV (along with any proposed additional enclosures, if any) shall be expressly subject to Buyer's prior review and approval, which shall not be unreasonably withheld. The JV Letter and JV Ballot will be processed/mailed by EEI and the costs associated with transmittal thereof shall be the sole responsibility of EEI. If EEI's Resignation is approved by the JV and Buyer is installed as the substitute
Managing Venturer, then after the Resignation, EEI (and its directors, principals and Affiliates) will not approach or correspond with any of the JV partners to compete with any offer or proposal that Buyer might make to the JV partners pertaining to JV partners' interests in the JV ("CORRESPONDENCE RESTRICTION"). Notwithstanding the foregoing, EEI and Buyer acknowledge and agree that (a) nothing herein shall be interpreted as any manner of assurance or guarantee by EEI as to the outcome of the JV Vote or the JV's acceptance of EEI's Resignation or the installation of Buyer as the substitute Managing Venturer after the Resignation, (b) the assignment of the JV Interests from EEI to Buyer is subject to the approval of the JV, and (c) the Correspondence Restriction shall not limit or restrict any communication between EEI and any JV partner that is related to matters other than such Person's JV partnership interests in the Scruggs JV.

     7.3.1Consistent with Section 9.4 hereof, EEI is accepting and applying the Refund and monies derived from the settlement statements accompanying the JV Letter and JV Ballot to fully and finally settle the EEI Claims between and amongst itself and the JV partners. It is the intent of the Parties, as part and parcel to the distribution of the JV Letter and JV Ballot, that EEI be afforded a period of time, at least through the Effective Resignation Date, to secure payment from the JV partners of their respective share of the EEI Claims (net of applicable credits for any JV monies, proceeds or assets received by EEI or otherwise attributable to JV activities prior to the Effective Time). EEI acknowledges and agrees that (a) post-Closing amounts invoiced to each such JV partner for net EEI Claims will be limited to the settlement statements accompanying the JV Letter and JV Ballot, (b) the validity of any JV partner's participation in the JV Vote shall be contingent on such partner's good standing in the JV; provided, however, that if permitted under Texas law, EEI may, in its sole discretion, elect to waive the requirement that a JV partner's payment of all settlement statements and/or pro rata share of the EEI Claims be obligatory to such partner's good standing in the JV, and (c) the intent of this paragraph is to afford EEI the opportunity for collection of funds that EEI has expended for and on behalf of the JV, in conjunction with a proper JV Vote for the approval of EEI's conveyance of the JV Interests and EEI's resignation as Managing Venturer of the JV.

     7.3.2If a majority  approval of EEI's  conveyance  of the JV Interests  and
          EEI's resignation as Managing Venturer of the JV is not obtained as a result of the JV Vote, EEI and Buyer shall nonetheless continue their respective cooperation in facilitating other actions to seek an ultimate approval by the JV to support EEI's Resignation and its sale of the JV Interests to Buyer. To this end, the executed Exhibit "G" -
          Part 3 assignment shall be deemed suspended, pending efforts by Buyer to independently acquire sufficient JV ownership from the present JV partners (or in combination with proxies from sufficient JV partners) to provide the requisite approval described hereinabove, whether in the form of a second vote following the JV Vote or in a modification/update thereof. EEI agrees to afford Buyer a reasonable period following the JV Vote (the "REGROUPING PERIOD"), not to exceed ninety (90) calendar days in the absence of a written extension of such period from EEI, to effectuate such a majority vote by the JV. During such Regrouping Period, EEI's communication with the JV partners shall not be encumbered (or be subject to Buyer's approval) as to any JV business, including, but not limited to, the work-over, other ongoing costs of the JV's operations, and the EEI Claims. Notwithstanding the foregoing, EEI agrees to disclose to Buyer all of its communications with JV partners during such Regrouping Period. To the greatest extent allowed under Texas law and the JV Agreement, EEI agrees to disclose to Buyer the results of the Vote and the identity to JV partners who specifically vote in the negative.

     7.3.3EEI agrees to continue its endorsement and support of Buyer's efforts to secure a majority approval in any JV voting process occurring during the Regrouping Period. In the event the JV Vote and any similar voting process during the Regrouping Period ultimately fail to support the transfer of the JV Interests and/or the installation of Buyer as the Managing Venturer of the JV, upon the expiration of the Regrouping Period, EEI shall continue to serve in its position as Managing Venturer of the JV and EEI's obligation to convey the JV Interests (as contemplated by the form of assignment set forth in Exhibit "G" - Part 3 attached hereto) shall be deemed as having been waived in full by Buyer, with no adjustment or reduction in the amount of the Stock Consideration herein agreed.

7.4 CHANGE OF OPERATOR. EEI agrees (1) to cause Trio to resign as operator-of-record of the Well under appropriate regulatory forms (the "CHANGE OF OPERATOR") required by the Railroad Commission of Texas ("RRC") as of January 1, 2011, and (2) that Buyer or its designated operator shall become operator of the Well upon RRC approval of regulatory forms required for such Change of Operator. EEI shall coordinate with Trio in securing Trio's execution and delivery of such executed regulatory forms (including, but not limited to, RRC Form P-4), to be effective as of January 1, 2011, which shall facilitate the Change of Operator as Buyer directs, as soon as such actions are practicable after the Closing. Sellers agree to facilitate and deliver documents satisfactory to Buyer at Closing (and as a condition thereof), in the recordable form attached hereto as Exhibit "K", which transfer the operator's lien(s) manifested in the JOA, unto Buyer's designated operator.

7.5 COVENANTS OF THE PARTIES REGARDING SCRUGGS LITIGATION. Buyer acknowledges, represents and agrees that, as an explicit condition to the Closing, Buyer has secured and has in escrow in its possession that certain settlement agreement regarding the Litigation between EEI and the Scruggs (the "SCRUGGS RESOLUTION"), the form of which is attached hereto as Exhibit "C", pertaining to the lawsuit referenced therein (the "LITIGATION"), which was executed by the Scruggs and delivered by the Scruggs into escrow with Buyer in order for Buyer to deliver same to EEI's legal counsel at the Closing. EEI acknowledges, represents, and agrees that, as an explicit condition to the Closing, EEI has executed the

Scruggs Resolution, which was executed by EEI and delivered by EEI into escrow with EEI's legal counsel in order for EEI to deliver same to Buyer or the Scruggs' legal counsel at the Closing. By the delivery at Closing of the Scruggs Resolution, respectively executed by EEI and the Scruggs, Buyer is assured that, as of the Closing, all matters in the Litigation will have been resolved and that all claims for amounts owed amongst the litigants will have been resolved. EEI, acting by and through its counsel and in coordination with the Scruggs' counsel, agrees that it shall take reasonable steps to facilitate the filing and/or presentment of the dismissal, as contemplated in the Scruggs Resolution. in and to the appropriate court and tender to Buyer a file-stamped copy/set of all executed instruments and orders related to the dismissal. EEI acknowledges that Buyer is not, has not, and will not be otherwise engaged or responsible for the filing of the dismissal or for any other action related to the Litigation, unless otherwise specifically set forth herein.

7.6 GGG GATHERING AGREEMENT. Buyer acknowledges that (1) on or about September 1, 2007, GTO and its affiliate, Gulftex Gathering, LP ("GTG") entered into that certain gas gathering contract (the "GGG GATHERING AGREEMENT") governing matters concerning the gathering and transporting of natural gas produced from the Well over the CCGS, a true and correct copy of which is attached hereto as Exhibit "E" and made a part hereof; and (2) on February 11, 2010, EEI, GTG, and GGG entered into that certain "GATHERING RESOLUTION" pursuant to which a set fee of $0.30 per mcf was established as (a) the amount that is due to be paid to GGG for all gas produced from the Well and (b) a capped amount that cannot be increased at any time. Buyer acknowledges and agrees that the Gathering Resolution also requires GGG to assume all operational and expense responsibilities regarding the Common Equipment on the CCGS, which are proportionately assessable to all wells that utilize the CCGS, including the Well. Buyer agrees that it is bound by the GGG Gathering Agreement and the terms of the agreements and authorizations related to the GGG Gathering Agreement made by EEI, GTG, and GGG on February 11, 2010, the pertinent terms and provisions of which are incorporated herein by reference for all purposes. EEI has represented to Buyer that it has obtained GGG's consent to the conveyances contemplated herein, as set forth in the Form of GGG's Consent, which is attached hereto as Exhibit "M" and made a part hereof. Sellers acknowledge that, as a result of the Conveyances granted in this PA, in addition to certain obligations under the GGG Gathering Agreement that Buyer has agreed to assume pursuant to this Section 7.6, certain transportation entitlements under the GGG Gathering Agreement will also inure to the benefit of Buyer, but only as applicable in relation to the Properties, and as such, EEI and Buyer agree that they will reasonably cooperate with each other in the event that any amendment(s) are proposed to the GGG Gathering Agreement after the Effective Time.

7.7 ETC TRANSPORTATION AGREEMENT. Buyer acknowledges that (1) GTO executed and delivered to EEI an assignment of all of GTO's rights under that certain Natural Gas Gathering Agreement between ETC Texas Pipeline, Ltd. and GTO, dated July 1, 2007 (the "ETC TRANSPORTATION AGREEMENT"), a true and correct copy of which is attached hereto as Exhibit "F" and made a part hereof; (2) the said assignment was specifically limited only as to all gas produced from the McClendon #1-H well (API# 42-121-32796), the Foster #1-H well (API# 42-121-32759), and the
Scruggs #1-H well (API# 42-121-32726) (collectively, the "OPERATED WELLS"); (3) as to the Operated Wells only, EEI accepted the said assignment and agreed to assume GTO's obligations under the ETC Transportation Agreement; and (4) the ETC Transportation Agreement governs the transportation of gas from the Well after such gas has passed through the CDP on the Foster Lease. Buyer agrees that, as of the Closing Date, Buyer (or its designated operator) shall be bound by the terms and conditions of the ETC Transportation Agreement, and shall be responsible for all of the costs assessable to, or against production from, the Well pursuant to the ETC Transportation Agreement. Sellers acknowledge that, as a result of the Conveyances granted in this PA, in addition to certain obligations under the ETC Transportation Agreement that Buyer has agreed to assume pursuant to this Section 7.7, certain transportation entitlements under the ETC Transportation Agreement will also inure to the benefit of Buyer, but only as applicable in relation to the Properties, and as such, EEI and Buyer agree that they will reasonably cooperate with each other in the event that any amendment(s) are proposed to the ETC Transportation Agreement after the Effective Time

7.8 TEMCO MARKETING AGREEMENT. Buyer acknowledges that (1) under that certain Gas Purchase Contract (the "TEMCO MARKETING AGREEMENT"), a true and correct copy of which is attached hereto as Exhibit "H" and which was originally executed by and between GTO and Texas Energy Management Corporation ("TEMCO"), dated June 1, 2005, GTO dedicated certain lands, leaseholds and wells (the "GTO DEDICATED PROPERTIES") located in various counties in the State of Texas, including the Lease and the Well, to Temco for the purpose of delegating to Temco all rights and obligations to market and arrange transportation of and for the natural gas produced from such properties; (2) effective as of January 1, 2008, EEI and Temco ratified the Temco Marketing Agreement such that EEI replaced and superseded GTO under the Temco Marketing Agreement for certain lands, leaseholds and wells, including the Lease, the Well, and the Properties; and (3) on February 11, 2010, EEI, GTG, and GGG authorized Temco, for each monthly production period after November 30, 2009, to (a) deduct the set fee of $0.30 per mcf for all gas produced from the Well (the "SET FEE") from any monthly distribution of gas sales revenues that Temco may owe for such production before making such distribution, (b) deduct an amount equal to a proportion of the actual amount invoiced for the monthly rental fee due for the Common Equipment on the CCGS, as such proportion is calculated as an amount equal to the sum of the monthly production volume measured at the well meters on all three Operated Wells divided by the sum of the monthly production volume measured at the well meters on ALL wells on the CCGS (which includes wells other than the Operated Wells) (the "PROPORTIONAL COMPRESSOR RENTAL FEE"), from any monthly distribution of gas sales revenues that Temco may owe for production from the Well before making such distribution, and (c) pay the total amount of the Set Fee and the Proportional Compressor Rental Fee directly to GGG (the "GATHERING PAYMENTS"). Buyer also acknowledges that, on February 11, 2010, EEI, GTG, and GGG further agreed that the Set Fee may never be increased by GTG, GGG, or any successor to either of them and that EEI (and any successor to EEI) would not be liable for a failure by Temco to pay the Gathering Payments to GGG. Buyer agrees that (1) it is bound by the Temco Marketing Agreement, (2) it will promptly execute a ratification thereof, if requested by EEI or Temco, and (3) it is bound by the terms of the agreements and authorizations made by EEI and GGG on February 11, 2010, including but not limited to, Temco's authority to deduct the Gathering Payments and pay same directly to GGG, and that the pertinent terms and provisions of such agreements and authorizations are incorporated herein by reference for all purposes. Notwithstanding anything to the contrary herein, Buyer is expressly not agreeing to dedicate any natural gas or Hydrocarbons beyond those produced from the subject Well and Lease, to any sales, commission, fee or other obligation reflected in the Temco Marketing Agreement, regardless of location.

7.9 GTO DISCUSSIONS. EEI agrees that it shall provide reasonable assistance (without the expenditure of money by EEI) to Buyer in support of discussions Buyer may elect to commence with GTO after the Closing with respect to any matters pertaining to the Well, the Properties, the Reimbursement, and/or any other matters generally related to the subject matter of this Agreement.

                                    ARTICLE 8
                                     CLOSING

8.1 THE CLOSING. The closing of the transactions contemplated by this Agreement (the "CLOSING") will be held on Thursday, January 13, 2011 at 1:00 P.M. CDST (the "CLOSING DATE"), or on any earlier date to which the Parties mutually agree, in the offices of K&L Gates, LLP at 1717 Main Street, Suite 2800 in Dallas, Texas.

8.2 CLOSING DELIVERIES. At Closing the following events will occur, each event under the control of one Party being a condition precedent to the events under the control of the other Parties, and the Parties will treat each event as if it occurred simultaneously with the other events:

     8.2.1. Each Seller will execute and deliver to Buyer, and Buyer will execute and deliver, one or more instruments of assignment, in substantially the form of the instruments shown in Exhibit "G" - Part 1, Exhibit "G" - Part 2, and Exhibit "G" - Part 3 (each being a "CONVEYANCE" and collectively, the "CONVEYANCES"), which are attached hereto and made a part hereof; however, the Parties acknowledge that EEI's delivery of the Conveyance in the form of Exhibit "G" - Part 3 shall be subject to such Conveyance being approved by the JV pursuant to the JV Vote, and Buyer will hold or return such Conveyance accordingly based on the outcome of the JV Vote (and the results of the Parties' efforts to secure a majority JV Vote during the Regrouping Period);

     8.2.2. Buyer will deliver via wire transfer to an EPI bank account, as specified by EEI, in immediately available funds, the Cash Consideration, net of any agreed credits or deductions provided herein;

     8.2.3. Buyer will deliver to EEI the completed, executed duplicate original of the Subscription and copies of the executed Issuance Resolution and Authorization Letter. Buyer will direct Topaz to fax or scan/email such instruments to Topaz's transfer Agent, as reasonably directed by such transfer Agent for similar stock transactions, and otherwise
          appropriately   deliver  any   executed   originals  of  the  Issuance
          Resolution and Authorization Letter to such Agent (if required thereby) no later than the first business day following the Closing;

     8.2.4. Each Party will execute, acknowledge and deliver mutually acceptable letters-in-lieu of transfer orders or division orders directing all purchasers of production from the Properties to make payment of proceeds attributable to such production occurring on or after the Effective Time to Buyer;

     8.2.5. Each Seller will execute (or as appropriate, will cause Trio to execute) and deliver to Buyer or Buyer's designated operator, any applicable governmental transfer form required by the Governmental Authority with jurisdiction over the Properties, including, but not limited to, an RRC Form P-4 from Trio and the Transfer of Operator's Lien (see Exhibit "K") provided for herein;

     8.2.6. Each Seller will execute and deliver to Buyer any other instruments and agreements (including ratification or joinder instruments required to transfer the Properties from each Seller to Buyer) as are necessary or appropriate to comply with each Seller's obligations under this Agreement;

     8.2.7. Buyer will execute and deliver an acknowledgement and ratification of the Joint Operating Agreements and Amendments thereto affecting the Properties, the form of which is attached hereto as Exhibit "K" and incorporated herein by this reference;

     8.2.8. Buyer and EEI will each deliver to the other a fully executed version of the Scruggs Resolution;

     8.2.9. EEI will execute and deliver the agreement for the Escrow Agreement, the form of which is attached hereto as Exhibit "L" and incorporated herein by this reference, together with its cashier's check representing immediately available funds in the amount of $70,000, payable to the trust account of the escrow agent, as identified therein;

     8.2.10. EEI will deliver the fully executed and acknowledged original of the GGG Consent, whether recorded or otherwise, the form of which is attached hereto as Exhibit "M" and incorporated herein by this reference; and

     8.2.11. EEI will deliver the fully executed and acknowledged original of the Stipulation, Cross-Conveyance and Correction Assignment, whether recorded or otherwise, the form of which is attached hereto as Exhibit "I" and incorporated herein by this reference.

                                    ARTICLE 9
                               ACCOUNTING MATTERS

9.1 POST-CLOSING REVENUES AND EXPENSES. Except as expressly provided otherwise in this Agreement, Buyer shall (i) pay to EEI any and all amounts received after Closing by Buyer that are attributable to the ownership of the Properties prior to the Effective Time (if any), and (ii) reimburse each Seller for any and all costs and expenses paid after Closing by such Seller that are attributable to their respective ownership interests in the Properties on or after the Effective Time. Except as expressly provided otherwise in this Agreement, each Seller shall (i) pay to Buyer any and all amounts received after Closing by such Seller that are attributable to their respective ownership interests in the Properties on or after the Effective Time (if any), and (ii) reimburse Buyer for any and all costs and expenses paid after Closing by Buyer that are attributable to their respective ownership interests in the Properties prior to the Effective Time. Any amounts required to be paid by one Party to another Party under this
Section 9.1 shall be paid as soon as reasonably practicable.

9.2 ACCOUNTING SOFTWARE. Buyer acknowledges that EEI has maintained all books, records, and accounting data for the Well and the JV in the form of certain oil and gas accounting software known as "WolfePak" and agrees to accept EEI's WolfePak files as a sufficient means of conveyance of all historical accounting information that EEI is to deliver to Buyer hereunder. Notwithstanding the foregoing, EEI agrees to use commercially reasonable efforts to assist with the transition of Buyer or Buyer's designated operator into the operational management of such data, including, but not limited to, the delivery of an MS Excel(C) spreadsheet extraction from its WolfePak accounting software for the books, records and accounting data for the Well, the royalty owners and WI owners in the Well, and, if approved under the JV Vote, the JV. To the fullest extent permissible under EEI's software license with WolfPak, Inc., EEI shall deliver unto Buyer an electronic version of all such data in WolfePak format, so as to allow Buyer to subsequently use the same (if so desired by Buyer) under its own software license with WolfePak, Inc.

9.3 BANK ACCOUNTS. Buyer acknowledges (based upon EEI's representation) that EEI has maintained a separate bank account for the JV at Bank of America Texas, N.A. at all times during the period in which EEI has served as Managing Venturer of the JV. Buyer further acknowledges (based upon EEI's representation) that the only bank records for the JV that are in EEI's possession for all periods prior to the period in which EEI has served as Managing Venturer of the JV are those bank records from Compass Bank that were furnished to EEI by GTO. Should the JV Vote approve EEI's Resignation and if the JV elects to install Buyer as its replacement or successor Managing Venturer, Buyer acknowledges that it will accept EEI's delivery of the Bank of America statements and the copies of the Compass Bank records as the full and complete delivery of all banking information regarding the JV (such completeness being based solely on EEI's representations thereof).

9.4 SEVERANCE TAXES, REFUNDS, AND EXPENSE REIMBURSEMENTS DUE TO EEI. Buyer and EEI acknowledge and agree to the following:

     9.4.1. Prior to the execution of this  Agreement,  EEI has  commenced  with
          Trio and successfully concluded certain actions to (i) reduce severance tax rates assessable against production from the Well and
          (ii) obtain a reimbursement from the Texas State Comptroller (the "COMPTROLLER") of severance taxes paid to the Comptroller by GTO and Trio on behalf of the interest owners in the Well for all periods prior to the Effective Time (the "REFUNDS");

     9.4.2. GTO signed (1) a power of attorney to Trio, in order for Trio to re-file prior RRC reports required to obtain the Refunds and (2) an assignment to Trio of all rights to receive any Refunds, such that all Refunds were to be sent to Trio;

     9.4.3. As the contract operator of the Well, Trio re-filed GTO's prior RRC filings in order obtain all Refunds from the Comptroller;

     9.4.4. Buyer acknowledges EEI's representation that, prior to the Closing, the Refunds were approved by the Comptroller, tendered to Trio and/or EEI, and are now in EEI's possession, pending application or distribution in accordance with existing agreements and/or the applicable provisions of this Agreement; and Buyer agrees that it has no right to, and will not exert any claim whatsoever against, any portion of the Refunds;

     9.4.5. Buyer agrees that Buyer or its designated operator shall be solely responsible for (1) all severance taxes expected to be paid or payable by Buyer (on behalf of itself and, if the Change of Operator occurs, on behalf of the other interest owners in the Well) on Hydrocarbon production occurring after the Effective Time, and (2) any and all refunds of severance taxes, if any, for severance taxes paid after the Effective Time (the "POST-CLOSING STRS"), ------------------ as determined by the RRC and/or the Comptroller. Each Seller acknowledges that it shall have no right or claim against such Post-Closing STRs, if any. EEI agrees to cooperate with Buyer in the execution of any reasonable and/or required documentation to facilitate the receipt by Buyer of such Post-Closing STRs, if any. Should any Post-Closing STRs of Buyer or other owners of an interest in the Well or the Lease be delivered to any Party other than Buyer or its designated operator, EEI agrees to assist Buyer in good faith and execute such other, additional documentation as may be required to direct such Post-Closing STRs to Buyer for its application and/or distribution to the entitled parties;

     9.4.6. Notwithstanding anything in this Agreement to the contrary, Buyer will have no obligation or liability whatsoever to either of the Sellers, to the Scruggs, to the JV, to any of the JV partners, or to any other WI owners in the Well regarding any Refunds or the disposition of any Refunds, since the Refunds, as defined herein, relate to or result from time periods before the Change of Operator (and the Effective Time) contemplated herein. Each of the Sellers acknowledge and agree that Buyer, its principals, affiliates and/or Buyer's designated operator, (i) were not parties to the transactions or pre-Closing circumstances giving rise to EEI's Claims (as defined below), (ii) will have, if the Closing occurs, an interest with the other owners of interests in the Well and the Lease to secure favorable severance tax treatment on production therefrom, (iii) will be "innocent stakeholders" in the event that any portion of the Refunds comes into its possession or if any payment of any portion of such Refunds is made to Buyer or its designated operator, in which case, Buyer shall assist EEI and/or Trio in good faith by executing such other and additional documentation as may be required to direct such Refunds to EEI and/or Trio for application and/or distribution to the entitled parties, and (iv) have not conspired, colluded or otherwise acted in concert with EEI, EPI, or any other party with respect to any entitlement to, or distribution of, any of the Refunds. As the issuance of the Refunds by the Comptroller has occurred prior to the Closing and as EEI has represented that it has already received the entirety of such Refunds, EEI shall use best efforts to minimize Buyer's role and involvement in the application of any portions of the Refunds in a manner consistent with this Agreement;

     9.4.7. EEI has represented to Buyer that certain sums are due to EEI from the JV and/or the JV partners and/or other interest owners in the Well for loans, legal fees and court cost reimbursements, LOE, property taxes, and other obligations of the WI owners in the Well ("EEI CLAIMS") and that the EEI Claims are distinct, separate and not connected in any way with EPI. Buyer understands that EEI believes it has certain rights, under the JV Agreement and/or the JOA, to deduct the amounts it believes are due to it (pursuant to the EEI Claims) from any portion of the Refunds that are due, as applicable, to the JV and/or the JV Partners and /or the other WI owners in the Well ("EEI CLAIM DEDUCTION"), retaining such funds for EEI's use or cost reimbursement. EEI further represents that the sum of the EEI Claims exceeds the total amount of the Refunds held by EEI and the proportionate amount of the EEI Claims attributable to the JV and/or the JV partners exceeds the proportionate amount of the Refunds allocable to the JV. EEI hereby agrees that it will accept the Refunds and the amounts paid by the JV partners in response to the final settlement statements issued with the JV Letter and JV Ballot as a sufficient aggregate EEI Claim Deduction, together with the Scruggs' execution of the Scruggs Resolution (as described in Section 7.5 above), in full satisfaction of all EEI Claims. EEI further agrees that, after the Effective Resignation Date, all amounts of the EEI Claims that remain unpaid as of the Effective Resignation Date shall, without further compensation becoming due to EEI, become incorporated into, and made a part of, the Properties being assigned to Buyer hereunder; and thereafter, EEI (as well as its officers, directors, agents, attorneys, successors, assigns or any person acting directly or indirectly for EEI or any such person) will take no further action, directly or indirectly, against the JV and/or the JV partners and/or any other interest owners in the Well with regard to any EEI Claims or the payment thereof to EEI. EEI agrees to execute such bill of sale or similar basic documentation which manifests such assignment/conveyance of the EEI Claim balances due as MBE may reasonably request. During the Regrouping Period (if one is required), the Parties agree that EEI shall provide Buyer with copies of EEI's communications with the JV partners, including, but not limited to, any invoicing, billing or similar demand(s) or request(s) for payment to Buyer of the JV's share of the AFE, any outstanding amounts due from the JV to EEI for the EEI Claims, and any amounts due to EEI from the JV for the ongoing business operations of the JV.

     9.4.8. Buyer shall make a reasonable good faith effort to produce and/or execute whatever written documentation is necessary and reasonable to assist EEI to account for the EEI Claims and satisfy same through EEI Claim Deductions, without endorsing or otherwise becoming a participant in the transaction(s) underlying the EEI Claims and without violating Buyer's duties, obligations and responsibilities as Managing Venturer of the JV (if so elected). Notwithstanding the foregoing, Buyer agrees that, if it is installed as Managing Venturer of the JV and/or as operator of the Well, as herein contemplated, it will not, at any time after the Closing, initiate, file and/or represent, on behalf of itself or any interest owner in the Well, any claim, suit or legal action whatsoever with regard to the EEI Claims, the EEI Claim Deduction, the Refunds and/or any other matter concerning EEI's operation or management of the JV and/or the Well at any time whatsoever. This provision is not, however, intended as (a) a waiver of Buyer's rights as an innocent stakeholder with respect to the Refunds, (b) a waiver of any rights of indemnification from EEI provided in this Agreement, and (c) a barrier or obstacle for Buyer (but only if Buyer, through no initiation of its own, is sued or made a party to any such claim, suit or legal action) from asserting any available and lawful counterclaims, cross-claims and/or defenses, involving EEI or otherwise, and to otherwise fully defend itself as provided by law. Further, nothing in this provision shall serve as an endorsement by Buyer, in any form or fashion, of the EEI Claims, their merit or validity under the terms of the JV Agreement or other relevant agreement(s), or as a waiver of any claim which the JV or the JV partners or any other owner of an interest in the Well/Lease may have to the subject Refunds. Any representation that Buyer will not initiate a claim, lawsuit, or legal proceeding involving the Refunds or the EEI Claims shall expressly not (a) act as a waiver by the JV or any JV partner, notwithstanding its management structure or composition post-Closing, to contest or litigate the EEI Claims
          (subject, however, to the JV's express obligation under the JV Agreement to indemnify EEI for its actions as Managing Venturer), nor
          (b) mitigate or prohibit Buyer's possible resignation, withdrawal or removal as JV Managing Venturer so as to facilitate any such contests or litigation involving the EEI Claims, meritorious or otherwise, as suggested or desired by any such involved Person. Any aspect of Buyer's cooperation and concurrences as contemplated by this Section
          9.4 et seq are expressly premised upon EEI's representation that the JOA and/or JV Agreement support EEI's intended application and use of the Refund, coupled with EEI's express agreement (if not already herein) to (1) make any required and necessary disclosure(s) of its intended use of the Refunds and associated ramifications thereof at a time required by law and the relevant agreements, including, but not limited to, the JOA and JV Agreement, and (b) to indemnify and hold Buyer harmless from any and all claims, causes of action and costs arising out of any such use or application of the Refunds or any proceeds derived from the Scruggs Resolution.

9.5 LIABILITY EXEMPTION OF BUYER. The Parties agree that Buyer will have no obligation or liability whatsoever to EEI, to the JV, to the JV partners or to any other Persons who are WI owners in the Well regarding any EEI Claims or any EEI Claim Deduction that are the result of a time period before Effective Time or Change of Operator.

                                   ARTICLE 10
                         CERTAIN POST-CLOSING COVENANTS

10.1 FURTHER ASSURANCES. After the Closing, each Party hereto agrees that it will execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such instruments and take such other action(s) as may be necessary or advisable to carry out its obligations under this Agreement and under any exhibit, document, certificate or other instrument delivered pursuant hereto.

10.2 DELIVERY OF RECORDS BY EEI. Within fifteen (15) days after Closing, EEI will deliver to Buyer the Records (if not already). Notwithstanding the foregoing, the Parties acknowledge and agree that, prior to the Closing, EEI has already delivered to Buyer, and Buyer possesses true and correct copies of all documents necessary to examine, inspect and verify: (a) all material agreements related to the operation of the Properties, the Well, and the JV, including but not limited to, the JOA and JV Agreement, (b) all material accounting data; (c) all operating reports; (d) all production facilities; (e) all technical data; and (f) all title information related to the Lands and the Lease. Notwithstanding the foregoing, the Parties acknowledge and agree that EEI's obligation to deliver Records specifically relating to the JV and JV partners is subject to the approval of the JV and IF SUCH APPROVAL IS NOT OBTAINED AS A RESULT OF THE JV VOTE, this Agreement shall be deemed a having been amended, but only to the limited extent that the definition and delivery of the Records shall not include any internal materials relating to the JV and the JV partners, all references in this Agreement describing the anticipation of, or obligation for, any such delivery of JV Records from EEI to Buyer shall be of no consequence and deemed void ab initio, and such amendment shall be made without any change or adjustment in the Cash Consideration or the Stock Consideration or to any other provision hereof, if such provision has no relation to the JV or its Records.

                                   ARTICLE 11
                                 INDEMNIFICATION

11.1 SELLERS' INDEMNITY. Subject to the limitations in Section 11.2 (and Article 12, which shall control with respect to tax matters covered thereby), after Closing, and in addition to any other express indemnifications of and by Sellers, or each of them, in this Agreement, each Seller will defend, indemnify and hold harmless Buyer Group from and against any and all Claims brought against or suffered by Buyer Group arising from, relating to or connected with, directly or indirectly, any of the following:

     11.1.1. any breach of the representations and warranties of either Seller in this Agreement or a failure of Sellers, or either of them to perform in all respects any of the covenants, agreements or obligations in this Agreement;

     11.1.2. the ownership or operation of the Properties, or any part thereof, to the extent attributable to the period of time prior to the Effective Time, inclusive of Adverse Environmental Conditions;

     11.1.3. any personal injury (including death), property damage, fines, penalties, or injunctions, to the extent related to the ownership or operation of the Properties and arising from events occurring prior to the Effective Time;

     11.1.4. the payment of any Property Taxes or Severance Taxes allocable to the period prior to the Effective Time;

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
     11.1.5. any swap, derivative, hedge or Debt Instruments of either Seller or any of its/their Affiliate(s) relating to the Properties;

     11.1.6. any suit, action, proceeding, lawsuit or other litigation pending against either Seller relating to the Properties prior to the Effective Time;

     11.1.7. any gross negligence or willful misconduct of either Seller or its/their Affiliates, to the extent related to the ownership or operation of the Properties and arising from events occurring prior to the Effective Time;

     11.1.8. any commissions, finder's fees or other remuneration due to any agent, broker or finder claiming by, through or under either Seller with respect to the transactions contemplated by this Agreement;

     11.1.9 any management, operation of, or activities involving the JV and JV business matters during the period after the date on which EEI first became the Managing Venturer of the JV and prior to the Effective Time, but without any diminishment of the indemnification provisions of the JV Agreement; and

     11.1.10 any application, use, retention, offset or processing of the Refunds, or any portion thereof, or any proceeds derived from the Scruggs Resolution by any Seller.

          The matters for which each Seller has the obligation to indemnify and hold harmless Buyer Group under this Section 11.1, to the extent of such obligation and as limited by Section 11.2, are referred to herein as "RETAINED LIABILITIES."

11.2 SCOPE OF EACH SELLER'S INDEMNITY. Each Seller shall have no obligation to indemnify Buyer Group for any Claims arising pursuant to Section 11.1 with respect to which Buyer has not delivered written notice thereof to such Seller within six (6) months after the Effective Time. Each Seller's aggregate indemnification liability under Section 11.1 shall not exceed the total consideration received by such Seller under this Agreement.

11.3 SURVIVAL OF SELLERS' REPRESENTATIONS AND WARRANTIES. The representations and warranties made by each Seller in this Agreement shall survive Closing for the period contemplated by Section 11.2, and shall be actionable during such period (but not thereafter, excluding Claims made in good faith prior to the end of such period) in accordance with this Article 11.

11.4 BUYER'S INDEMNITY. Except to the extent of Retained Liabilities, after Closing, Buyer will defend, indemnify and hold harmless Seller Group, subject to and in accordance with this Article 11 (and Article 12, which will control with respect to tax matters covered thereby), from and against any and all Claims brought against or suffered by any Person in the Seller Group arising from, relating to or connected with, directly or indirectly, Buyer's ownership or operation of the Properties following the Closing and after the Effective Time hereunder.

11.5 LIMITATIONS OF WARRANTIES ON PERSONAL PROPERTIES. Except as otherwise set forth in this Agreement, without diminishing the express representations and warranties contained in this Agreement and in the Conveyances, the personalty and personal property components of the Properties are being sold by each Seller to Buyer without warranty of any kind, express, implied, or statutory. WITHOUT LIMITING THE GENERALITY OF THE IMMEDIATELY PRECEDING SENTENCE AND EXCEPT AS SET FORTH IN THIS AGREEMENT, EACH SELLER CONVEYS SUCH PERSONAL PROPERTY ELEMENTS AND COMPONENTS OF THE PROPERTIES AS-IS, WHERE-IS AND WITH ALL FAULTS AND EXPRESSLY

DISCLAIMS  AND NEGATES ANY IMPLIED OR EXPRESS  WARRANTY OF (A)  MERCHANTABILITY,
(B) FITNESS FOR A PARTICULAR PURPOSE, (C) CONFORMITY TO MODELS OR SAMPLES OF MATERIALS AND (D) FREEDOM FROM REDHIBITORY VICES OR DEFECTS. EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT, EACH SELLER ALSO EXPRESSLY DISCLAIMS AND NEGATES ANY IMPLIED OR EXPRESS WARRANTY AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO THE ACCURACY OF ANY OF THE INFORMATION FURNISHED WITH RESPECT TO THE EXISTENCE OR EXTENT OF RESERVES OR THE VALUE OF SUCH PROPERTIES BASED THEREON OR EXCEPT AS SET FORTH IN ARTICLE 5 OF THIS AGREEMENT, THE CONDITION OR STATE OF REPAIR OF ANY OF SUCH PROPERTIES.

11.7 COVENANTS RUNNING WITH THE LAND. Buyer and Sellers agree that the provisions of this Article 11 shall bind and benefit each of their successors and assigns in interest as to the Properties.

                                   ARTICLE 12
                                    TAXATION

12.1 RESPONSIBLE PARTY. All Taxes attributable to the ownership or operation of the Properties prior to the Effective Time are each Seller's responsibility respectively and all deductions, credits or refunds pertaining to the aforementioned Taxes, no matter when received, belong to such Seller. All Taxes attributable to the ownership or operation of the Properties on or after the Effective Time (excluding each Seller's income taxes, franchise taxes or margin taxes from the Effective Time through Closing, and excluding income or capital gains taxes from the sale of the Properties) are the responsibility of Buyer, and all deductions, credits or refunds pertaining to the aforementioned Taxes, no matter when received, belong to Buyer. Property Taxes whether or not based on production shall be prorated based on a percentage of the assessment period occurring before the Effective Time. Property Taxes based on production (other than Severance Taxes) shall be deemed by the Parties to apply to production in the Tax period for which the Tax is levied. Notwithstanding the foregoing, Sellers shall pay all property taxes accessed by Denton County for time periods ending on or prior to the Effective Time, if not already.

12.2 TRANSFER TAXES. Notwithstanding anything to the contrary herein, it is acknowledged and agreed by and among each Seller and Buyer that the Purchase Price excludes any sales taxes or other Taxes of a similar nature in connection with the sale of property pursuant to this Agreement. Buyer and each Seller will use commercially reasonable efforts and cooperate in good faith to exempt the sale, conveyance, assignments and transfers to be made to Buyer from any sales, use, stamp, real estate transfer, documentary, registration, recording and other similar Taxes (each a "TRANSFER TAX"). If a determination is ever made that a Transfer Tax applies, Buyer will be liable for such Transfer Tax.

12.3 TAX-DEFERRED EXCHANGE OPTION. Any Party may elect to effect a tax-deferred exchange under Code Section 1031 (a "TAX DEFERRED EXCHANGE") for all or part of the Properties at any time prior to the Closing Date. If a Party elects to effect a Tax-Deferred Exchange ("ELECTING PARTY"), the other Parties agree to execute escrow instructions, documents, agreements or instruments to effect the exchange; provided, however, that the other Parties incur no additional costs, expenses, fees or liabilities as a result of or connected with the exchange. Each Seller and Buyer may assign any of their respective rights and delegate performance of any of their respective duties under this Agreement in whole or in part to a third party in order to effect such an exchange; provided, however, that the Electing Party will remain responsible to the other Parties for the full and prompt performance of its respective delegated duties. The Electing Party will indemnify and hold other Parties harmless from and against all Claims resulting from its participation in any exchange undertaken pursuant to this
Section 12.3 pursuant to the request of the Electing Party.

12.4 ALLOCATION OF VALUES. If the transactions under this Agreement constitute an applicable asset acquisition pursuant to Code Section 1060, the Parties agree to cooperate in the preparation of Form 8594. Buyer and each Seller will (a) be bound by this allocation for all Tax purposes, (b) timely file all forms (including IRS Form 8594) and Tax returns required to be filed in connection with this allocation, (c) prepare and file all Tax returns in a manner consistent with this allocation, and (d) take no position inconsistent with this allocation in any Tax return, any audit or examination by, or any proceeding before, any taxing authority or otherwise. In the event that the allocation is disputed by any taxing authority, the Party receiving notice of such dispute will promptly notify and consult with the other Parties and keep the other Parties apprised of material developments concerning resolution of such dispute.

                                   ARTICLE 13
                                  MISCELLANEOUS

13.1 JOINT AND SEVERALLY LIABILITY OF EEI. EEI is liable for the obligations, representations, warranties and liabilities of each Seller hereunder.

13.2 NOTICE. All notices required or permitted under this Agreement must be in writing and delivered personally or by certified mail, postage prepaid and return receipt requested or by facsimile or by overnight carrier to the recipient Parties, as follows:

Sellers: Earthwise Energy, Inc.          Buyer: Masch Branch Exploration, L.L.C.
         Energy Partners International          1012 N Masch Branch Rd
         3182 Royal Lane                        Denton, TX 76207-3640
         Dallas, Texas 75229                    Attention: Bill A. Williamson &
         Attention:  Steven C. Howard           S. Rand Stinnett
         Facsimile: 214-353-0607                Facsimile: 940-243-8643

or to such other place as either Party may designate as to itself by written notice to the other. All notices will be effective upon the earlier of either the recipient Party's receipt thereof or five days after the mailing date thereof.

13.3 GOVERNING LAW. This Agreement, the obligations of the Parties under this Agreement and all other matters arising out of or relating to this Agreement and the transactions it contemplates, will be governed by and construed in accordance with the Laws of the State of Texas, without giving effect to any conflicts of law principles that would cause the laws of another jurisdiction to

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
apply. Any dispute arising out of or relating to this Agreement which cannot be amicably resolved by the Parties, shall be brought in a federal or state court of competent jurisdiction sitting in Denton County of the State of Texas and the Parties irrevocably submit to the jurisdiction of any such court solely for the purpose of any such suit, action or proceeding, waiving all rights to a jury trial for actions to enforcement hereof.

13.4 ASSIGNMENT. Neither Party may assign this Agreement or its rights under this Agreement or delegate any performance obligations under this Agreement without the other Party's written consent, which will not be unreasonably withheld; provided, however Buyer may, without the prior written consent of Seller, assign this Agreement in whole or in part to one or more Affiliates of Buyer, but no such assignment will release or discharge Buyer from any of its obligations hereunder. This Agreement will be binding upon and will inure to the benefit of the Parties hereto and their permitted successors and assigns. Nothing contained in this Agreement entitles anyone other than Buyer or either Seller or their respective permitted successors and assigns to any rights under this Agreement.

13.5 ENTIRE AGREEMENT; AMENDMENTS. This Agreement, together with the Exhibits hereto, the certificates, documents, instruments and writings that are delivered pursuant hereto, constitute the entire, complete and exclusive agreement and understanding of the Parties in respect of the subject matter hereof and thereof and expressly supersede all prior understandings, agreements, or representations by or among the Parties, written or oral, with respect thereto. No amendment or modification of any provision of this Agreement will be valid, unless the same is in writing and signed by Buyer and Seller.

13.6 CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring either Party because of the authorship of any provision of this
Agreement. The Parties will treat the words "include," "includes" and "including" as if followed by "without limitation." Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires.

13.7 SEVERABILITYa. . If any terms of this Agreement are determined by a court to be invalid or unenforceable, the remaining provisions will remain effective and binding, and the invalid or unenforceable term shall be deemed not to be a part hereof.

13.8 BINDING EFFECTa. . This Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respective representatives, officers, directors, shareholders, affiliates, agents, attorneys, employees and assigns, if any. Each Party shall represent and warrant that it has the authority to act on its behalf and to bind itself to this Agreement.

13.9 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each deemed an original, as if one document was signed by all Parties, together deemed as one final agreement binding on all Parties subscribed thereto and multiple signature pages affixed to a single copy hereof shall be deemed as a fully executed original.

13.10 EXERCISE OF RIGHTS; WAIVERb. . A failure or forbearance by a Party to exercise a right or remedy for enforcement under this Agreement shall not be a waiver of such Party's rights or remedies (except as expressly stated herein), nor shall such failure or forbearance modify this Agreement in the absence of a writing to such effect, as provided above. No waiver of any terms of this Agreement shall be valid unless signed by all Parties. The waiver by any Party of any breach of this Agreement shall not operate as a waiver of any subsequent breach, nor shall any waiver be construed as a rescission hereof.

13.11 EXPENSES AND FEES. Unless otherwise set forth herein or hereafter agreed in writing by the Parties, each Party will pay its own fees and expenses incident to the negotiation and preparation of this Agreement and consummation of the transactions contemplated hereby. Buyer will be responsible for all the fees for the recording of transfer documents.

13.12 LIMITATION ON DAMAGES. Notwithstanding any term or provision of this Agreement to the contrary, in no event will either Party to this Agreement be liable to the other Party for any consequential, special, exemplary, punitive or similar damages arising out of or relating to this Agreement; except to the extent any such Party was required to pay such damages to a third party in connection with a Claim, in which event such damages shall be recoverable hereunder.

13.13 CONSPICUOUSNESS. Each of the Parties hereto specifically acknowledges and agrees (a) that it has a duty to read this Agreement and that it is charged with notice and knowledge of the terms hereof, and (b) that it has in fact read this Agreement and is fully informed and has full notice and knowledge of the terms, conditions and effects of this Agreement. Each Party hereto further agrees that it will not contest the validity or enforceability of any such provisions of this Agreement on the basis that the Party had no notice or knowledge of such provisions or that such provisions are not "conspicuous". The Parties expressly hereby acknowledge and agree that the provisions contained in this Agreement that are set out in "BOLD" or in "ALL CAPS" satisfy the requirement of the "express negligence rule" and any other requirement at law or in equity that provisions contained in a contract be conspicuously marked or highlighted.

13.14 DISPUTES; INTERPRETATION. All provisions of this Agreement shall be interpreted according to their plain meaning, as the drafting hereof was made by mutual effort between the Parties, through their counsel, and is not to be construed as against any one Party as the drafter, with the Parties intending to be bound immediately hereby.

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
13.15 ATTORNEY'S FEES. In any legal proceeding by which one Party either seeks to enforce its rights hereunder (in contract and/or tort) or a declaration of rights or obligations under any instrument referenced or contemplated hereunder, the prevailing Party shall be awarded its reasonable attorney fees, and costs and expenses incurred.

13.16 VOLUNTARY AGREEMENT. The Parties acknowledge and understand that this Agreement is legally binding and that, by signing it, they are agreeing to all its provisions, and will have read and understood each provision set forth therein.

                            [SIGNATURE PAGE FOLLOWS.]

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

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above, to be effective as of the Effective Time.

                                    SELLERS:

                                    EARTHWISE ENERGY, INC.,
                                    A Nevada corporation


                                    By: /s/ Steven C. Howard
                                        ----------------------------------------
                                    Name: Steven C. Howard
                                    Its:  President / CEO

                                    ENERGY PARTNERS INTERNATIONAL'
                                    A Texas Joint Venture partnership


                                    By: /s/ Jeffrey C. Reynolds
                                        ----------------------------------------
                                    Name: Jeffrey C. Reynolds,
                                          Executive Vice President of Earthwise
                                          Energy, Inc., in its capacity as
                                          Managing Venturer of Energy Partners
                                          International

                                    BUYER:

                                    MASCH BRANCH EXPLORATION, L.L.C.,
                                    A Texas limited liability company


                                    By: /s/ Bill A. Williamson
                                        ----------------------------------------
                                        Bill A. Williamson, Manager


                                    By: /s/ S. Rand Stinnett
                                        ----------------------------------------
                                        S. Rand Stinnett, Manager

                                    EXHIBIT A
                                 The Properties

The "Properties" consist of the following:

1. That certain Oil and Gas Lease (the "Lease") executed March 10, 2004, effect as of March 1, 2004, by and between Michael and Melanie Scruggs, as Lessors therein, and Mid-Continent Geological, Inc. ("MCG"), as Lessee therein, covering certain lands in Denton County, Texas of 84.996 acres, more or less, together with all properties and rights incident thereto or derived therefrom, including without limitation, all physical lease equipment and facilities owned used for the production of oil and gas from said properties, all seismic, geological and engineering data and interpretations thereof, all files and records and all agreements, leases, permits, rights-of-way, easements, licenses, options, orders and other agreements in any way relating thereto.

     Other than the leasehold interests in the Lease that are owned or controlled by EEI, three other parties, MCG (which owns a 5.0% leasehold interest), Philip R. Rice (who owns a 5.0% leasehold interest), and David Vanderlaan (who owns a 1.5% leasehold interest) (collectively, the "Minority Lessees"), are the only other persons, to the knowledge of the Sellers, that own a leasehold interest in the Lease.

     The aggregate leasehold interest of the Minority Lessees is 11.5% and therefore, the leasehold interest in the Lease that is owned or controlled by EEI is (a) that certain leasehold interest of Energy Partners International ("EPI"), a Texas joint venture partnership in which EEI serves a Managing Venturer, specifically being 50% of an undivided 33.333% of 8/8ths of the leasehold interest in the Lease and (2) that certain leasehold interest of EEI, specifically being 100% of 8/8ths of the leasehold interest in the Lease, save and except the leasehold interest owned by the Minority Lessees and the leasehold interest owned by EPI, which calculates as being a 71 5/6 % (71.833333333%) leasehold interest that is owned by EEI and a 16 2/3% (16.666666666%) leasehold interest that is owned by EPI (but which is controlled by EEI).

2. That certain working interest in the Well, which (by unfiled contract between EEI and EPI) is 50% owned by EPI and 50% owned by EEI, constituting a total of 33.333% working interest (25% net revenue interest) in the Well.

3. That certain additional working interest in the Well owned solely by EEI, constituting a 12.084636% working interest (9.063467% net revenue interest) in the Well.

4. That certain partnership in the Scruggs #1-H Joint Venture owned by EEI, constituting a 2.383388% partnership interest in the JV, which is equivalent to a 1.000% working interest (0.750% net revenue interest) in the Well.

                                       33